Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 3rd day of May, 2018, by and between FVCbank, a Virginia chartered commercial bank (the “Bank”) and the wholly owned subsidiary of FVCbankcorp, Inc. (the “Company”), and Gilbert F. Kennedy, III (the “Executive”).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of Colombo Bank, a Maryland chartered commercial bank (“Colombo”);

WHEREAS, the Company, the Bank and Colombo are entering into an Agreement and Plan of Merger (and related Plan of Merger between the Bank and Colombo), pursuant to which the Company will acquire Colombo by means of the merger of Colombo with and into the Bank, with the Bank surviving (the “Merger”);

WHEREAS, the Bank desires to retain the Executive following the effectiveness of the Merger, and the Executive desires to accept such employment, all upon the terms and conditions hereinafter set forth; and

WHEREAS, Bank and the Executive agree that the employment agreement between Colombo and the Executive dated December 31, 2016 (the “Colombo Agreement”) shall be terminated as of the Effective Date (as hereinafter defined) of the Merger, and in lieu of any rights, payments and obligations under the Colombo Agreement, the Executive shall be entitled to the rights and payments set forth herein and the parties hereto shall be subject to the obligations set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Employment.  The Bank agrees to employ the Executive, and the Executive agrees to be employed, as Executive Vice President- Regional President DC/Maryland of the Bank, subject to the terms and provisions of this Agreement.  The Executive represents and warrants to the Bank that the Executive is not subject to any legal obligations or restrictions that would prevent or limit his entering into this Agreement and performing his responsibilities hereunder.

2.                                      Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

2.1                               “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii) or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.3                               “Bank” has the meaning set forth in the recitals.  If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity.

2.4                               “Bank Entities” means and includes any of the Bank, and, whether currently existing or hereafter organized, any direct or indirect subsidiary of the Bank, any direct or indirect parent holding company of the Bank, and any direct or indirect subsidiary of any holding company of the Bank.

2.5                               “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily limited to:

(a)                                 the FDIC;

(b)                                 the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of Richmond, the Virginia Bureau of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office having jurisdiction over the Bank;

(c)                                  any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)                                 any predecessor, successor or assignee of any of the foregoing.

2.6                               “Board” means the Board of Directors of the Bank.

2.7                               “Code” means the Internal Revenue Code of 1986, as amended.

2.8                               “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending.

2.9                               “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10                        “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders the Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which the Executive held or the material duties to which the Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and the Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.11.                     “Effective Date” means the effective date of the Merger, as determined in accordance with the Agreement and Plan of Merger, of even date herewith, among the Company, the Bank and Colombo.

2.12                        “FDIA” means the Federal Deposit Insurance Act, as amended.

2.13                        “FDIC” means the Federal Deposit Insurance Corporation.

2.14                        “Person” means any individual or Entity.

2.15                        “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.16                        “Term” means the Initial Term and any applicable Renewal Term, each as defined in Section 3.1

2.17                        “Termination Date” means the date on which the Term expires pursuant to Section 3.1 or on which the Term is earlier terminated pursuant to Section 7.2, 7.3, 7.4 or 7.5, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.                                      Term

3.1(a)                Initial Term.                             The Executive’s employment hereunder shall commence on the Effective Date and shall continue for a period of one (1) year thereafter, unless sooner terminated in accordance with the provisions of this Agreement (the “Initial Term”).

3.2(b)                Renewal Term.              The Term of this Agreement shall automatically be extended for a period of one year at the conclusion of the Initial Term, and again extended at the conclusion of each successive one-year period thereafter (each such one-year period a “Renewal Term”), unless:

(1)                                 either party terminates this Agreement as of the end of the Initial Term or any Renewal Term by giving written notice to the other party of intent not to renew, delivered at least ninety (90) days prior to the end of the Initial Term or applicable Renewal Term; or

(2)                                 the Agreement is terminated prior to the end of the Initial Term or any Renewal Term, as applicable, in accordance with Section 7 of this Agreement.

4.                                      Duties of the Executive.

4.1                               Nature and Substance.  The Executive will have functional responsibility for loan growth, loan quality, deposit growth and meeting balance sheet and revenue goals for the former Colombo market area, and the Washington DC and Maryland market in general; including input into hiring and retention of deposit and lending officers, together with such other duties as may be assigned by the President, the Chief Executive Officer or the Board. The Executive shall report directly to the President and Chief Executive Officer.

4.2                               Performance of Services.  The Executive agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of the Bank and toward its successful operation.  The Executive agrees that, without the prior written consent of the Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank, breach his duty of loyalty or fiduciary duties to the Bank, or otherwise conflict with the provisions of this Agreement.  The Executive shall promptly notify the Board of any Outside Arrangement, provide the Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Board may ask with respect to any Outside Arrangement.  If the Board determines that the Executive’s participation in an Outside Arrangement would interfere with his satisfactory performance of his duties to the Bank, present a conflict of interest with the Bank, breach his duty of loyalty or fiduciary duties to the Bank, or otherwise conflict with the provisions of this Agreement, the Executive shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Board notifies him of such determination.  Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict the Executive’s right to own or manage the Executive’s personal passive investments; or service as a director, trustee or similar official of non-profit, civic, cultural, professional or philanthropic organizations, so long as such service does not adversely affect the performance of the Executive’s services and duties hereunder.

4.3                               Compliance with Law.  The Executive shall comply in all material respects with all laws, statutes, ordinances, rules and regulations relating to his employment and duties.

5.                                      Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to the Executive the following:

5.1                               Salary.  Commencing on the Effective Date through the end of the Initial Term, the Executive shall be paid a salary (“Salary”) of Two Hundred and Fifty Thousand Dollars ($250,000) on an annualized basis. The Bank shall pay the Executive’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time. The Executive’s Salary may be increased from time to time, at the discretion of the Board, but may not be decreased without the Executive’s consent.

5.2.                            Bonuses.

(a)                                 The Executive shall be entitled to a lump sum payment of $608,380.86, payable on the fifth business day after the Effective Date.

(b)                                 The Executive shall be entitled to discretionary bonus payments as determined pursuant to Board approved incentive plans, or for the achievement of specified goals or objectives determined by the Board or the appropriate committee thereof, or such other bonus payments as the Board, or the appropriate committee thereof, may in its sole discretion determine.

5.3                               Stock Awards.  As of the Effective Date, the Executive shall be entitled to an award of 2,000 restricted stock units under the Company’s Amended and Restated 2008 Stock Plan (or other then current equity compensation plan) (the 2008 Plan”). Subject to acceleration in accordance with the terms of the 2008 Plan (or other then current equity compensation plan), such award shall vest in equal installments on the first through fourth anniversaries of the Effective Date. The Executive shall be eligible to receive further awards of options, restricted stock or restricted stock units under the 2008 Plan (or then then current equity compensation plan), from time to time, at the discretion of the committee administering said plan, subject to the approval of the Compensation Committee or comparable committee of the Company Board.

5.4                               Withholding.  Payments of Salary and other amounts hereunder shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

5.5                               Vacation and Leave.  The Executive shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Bank for executive officers of the Bank Entities, provided however that the Executive shall be entitled to an aggregate of not less than 30 days of paid time off (vacation, sick and personal days) on an annualized basis.

5.6                               Office Space.  The Bank will provide customary office space and office support to the Executive.

5.7                               Car Allowance.  The Bank will pay the Executive a monthly car allowance of One Thousand One Hundred Dollars ($1,100).

5.8                               Non-Life Insurance.  The Bank will provide the Executive with group health, dental, vision, disability and other insurance as the Bank may make available for all executive officers of the Bank, on the same basis as other executive officers.

5.9                               Life Insurance.  The Bank may, at its cost and for its benefit, obtain and maintain “key-man” life insurance and/or Bank-owned life insurance on the Executive in such amount as determined by the Board from time to time. The Executive agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.10                        Expenses.  The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse the Executive, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which the Executive is being  provided the car allowance) and other out-of-pocket expenses incurred by the Executive in the performance of his duties and responsibilities under this Agreement and promoting the business of the Bank, including the cost of attending business related seminars, meetings and conventions.

5.11                        Retirement Plans.  The Executive shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Bank.

5.12                        Other Benefits.  While this Agreement is in effect, the Executive shall be entitled to all other benefits that the Bank provides from time to time to its senior executives and such other benefits as the Board may from time to time approve for the Executive.

5.13                        Eligibility.  Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

6.                                      Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1                               Continued Approval by Bank Regulatory Agencies.  This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.                                      Termination of Agreement.  Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

7.1                               Definition of Cause.  For purposes of this Agreement, “Cause” means:

(a)                                 any act of theft, fraud, intentional misrepresentation, personal dishonesty or breach of fiduciary duty involving personal gain or similar conduct by the Executive with respect to the Bank Entities or the services to be rendered by him under this Agreement;

(b)                                 any Bank Regulatory Agency action or proceeding described in Section 7.9.1(a) against the Executive based upon a finding by the Bank Regulatory Agency of his negligence, fraud, malfeasance or misconduct;

(c)                                  The Executive’s non-appealable conviction or plea of nolo contendere at the trial court level of a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(d)                                 any of the following conduct on the part of the Executive that has not been corrected or cured by the Executive within thirty (30) days after having received written notice from the Bank detailing and describing such conduct, or where a correction or cure by its nature cannot be achieved within such period, corrective or curative action has been commenced within such thirty (30) day period (provided, however, that the Bank shall not be required to provide the Executive with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)                                     habitual absenteeism, or the failure by or the inability of the Executive to devote full time attention and energy to the performance of the Executive’s duties pursuant to this Agreement (other than by reason of his death or Disability);

(ii)                                  intentional material failure by the Executive to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the President, the Chief Executive Officer or the Board which are consistent with his position;

(iii)                               willful or intentional misconduct on the part of the Executive that is materially injurious to the financial condition or business reputation of the Bank or any of its Affiliates; or

(iv)                              any action (including any failure to act) or conduct by the Executive in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)                                   the use of drugs, alcohol or other substances by the Executive to an extent which materially interferes with or prevents the Executive from performing his duties under this Agreement;

(g)                                  termination under the circumstances described in the last sentence of Section 7.5.

7.2                               Termination by the Bank for Cause.  After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause, effective immediately on delivery of written notice to the Executive.

7.3                               Termination by the Bank without Cause.  The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice to the Executive or such later date as may be specified in such notice.

7.4                               Termination for Death or Disability.  The Term shall automatically terminate upon the death of the Executive or upon the Board’s determination that the Executive is suffering from a Disability.

7.5                               Termination by the Executive.  The Executive shall have the right to terminate the Term at any time, such termination to be effective on the date ninety (90) days after the date on which the Executive gives such notice to the Bank.  After receiving notice of termination, the Bank may require the Executive to devote his good faith energies to transitioning his duties to his successor and to otherwise helping to minimize the adverse impact of his resignation upon the operations of the Bank.  If the Executive unreasonably fails or refuses to fully cooperate in all material respects with such transition, the Bank may immediately terminate the Executive, which shall be deemed to be a termination for Cause.

7.6                               Pre-Termination Salary and Expenses.  Without regard to the reason for, or the timing of, the termination of the Agreement or upon expiration of the Term:  (a) the Bank shall pay the Executive any unpaid Salary due for the period through and including the Termination Date; and (b) following submission of proper expense reports by the Executive, the Bank shall reimburse the Executive for all expenses incurred on or prior to the Termination Date and subject to reimbursement pursuant to Section 5.10 hereof.

7.7                               Severance if Termination by the Bank without Cause Other than Upon Notice of Non-Renewal. (a) Provided that the Executive signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Attachment A (the Release”), and except as set forth in the immediately following sentence, if the Term is terminated by the Bank without Cause, the Bank shall, for the remainder of the then current Term, continue to pay the Executive his Salary at the rate being paid as of the Termination Date. For purposes hereof, the expiration of the Term at the end of the then current Term following the delivery of notice of intent not to renew, shall not be deemed or construed to be a termination without Cause.

(b)                                 Notwithstanding the foregoing, if the twenty-one (21) day period in which the Executive may deliver the Release begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Section 7.7 shall be the first day of such following calendar year or, if later, the date on which the Release is delivered to the Bank. Any payments due the Executive pursuant to this Section 7.7 shall be paid to the Executive in installments on the same schedule as The Executive was paid immediately prior to the Termination Date, each installment to be the same amount the Executive would have been paid under this Agreement if he had not been terminated.  Each of such installment payments shall be deemed to be a separate payment for purposes of Section 409A of the Code, In the event the Executive breaches any provision of Article 8 of this Agreement, the Executive’s entitlement to any payments payable pursuant to this Section 7.7, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach. Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to any delay in payment required by Section 9.1 hereof.

7.9                               Certain Regulatory Events.

7.9.1.                  Notwithstanding anything to the contrary contained herein:

(a)                                 If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(b)                                 If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default.

(c)                                  If a notice served under Sections 8(e)(3) or 8(g)(1) of the FDIA suspends and/or temporarily prohibits the Executive from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall promptly, (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(d)                                 If the Bank is prohibited from making a payment hereunder, or agreeing to make a payment hereunder, under Part 359 of the regulations of the FDIC, then the Bank shall not be obligated to make such payment, and the Executive shall have no right to receive such payment.  If the Bank is prohibited from making a payment hereunder without the prior consent or approval of the FDIC or other Bank Regulatory Agency, then the Bank shall not be obligated to make such payment, and the Executive shall have no right to receive such payment, unless such consent or approval is received.

(e)                                  The occurrence of any of the events described in paragraphs (a) and (c) of this Section 7.9.1 may be considered by the Bank in connection with a termination for Cause.

8.                                      Confidentiality; Non-Competition; Non-Interference.

8.1                               Confidential Information.  The Executive, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include (1) information that is or becomes public without a breach of the Agreement, (2) information that became available to the Executive on a non-confidential basis from a source not bound, to the Executive’s knowledge, by a non-disclosure agreement that covers the relevant information, (3) information that the Executive knows (and can demonstrate that he knows) before commencing employment with the Bank, and (4) information required to be disclosed by law after notice so that the Bank can contest the required disclosure or seek some other protection.

8.2                               Nondisclosure.  The Executive hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of the Executive or any Affiliate of the Executive or (iii) in connection with the performance of the Executive’s duties under this Agreement. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, any Bank regulatory Agency, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission that has jurisdiction over any of the Bank Entities (the “Government

Agencies”). The Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank Entities. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

8.3                               Documents.  All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by the Executive, or otherwise provided to or coming into the possession of the Executive, that contain any Confidential Information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or the Termination Date, the Executive shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Board of the Bank, and the Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.4                               Non-Competition.  The Executive hereby acknowledges and agrees that, during the course of employment, the Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. The Executive hereby covenants and agrees that during the Term and until: (a) one (1) year after the Termination Date if the Executive voluntarily terminates his employment with the Bank during the Initial Term, (b) six (6) months after the Termination Date if the Executive voluntarily terminates his employment after the one-year anniversary of the Effective Date during the Term or (c) six months after the Termination Date, or if later, the last day of the then current Term, if the Bank terminates the Executive’s employment (the “Restricted Period”), the Executive shall not, without the prior approval of a majority of the Board of Directors (the Executive not participating), at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) provide any advice, assistance or services to any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within any county or city within the Washington-Arlington-Alexandria, DC-VA-MD-WV metropolitan statistical area as defined by the U.S. Office of Management and Budget as of the date of this Agreement (the “Restricted Area”). Notwithstanding any provision hereof to the contrary, this Section 8.4 does not restrict the Executive’s right to (i) own securities of any Competitive Business that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such company; or (ii) to own passive investments in securities of any Competitive Business that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that his total ownership constitutes less than five percent (5%) of the outstanding securities of such company.

8.5                               Non-Interference. The Executive hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)                                 induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with any

Bank Entity, to discontinue, terminate or reduce the extent of its, his or her relationship with any Bank Entity or to take any action that would disrupt or otherwise be disadvantageous to any such relationship;

(b)                                 solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)                                  solicit any person who is then an employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

8.6                               Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by the Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining the Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.7                               Reasonableness.

8.7.1                     The Executive has carefully read and considered the provisions of this Article 8 and, having done so, agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities. The Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

8.7.2                     If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographical area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

9.                                      Compliance with Certain Restrictions.

9.1                               Section 409A.

9.1.1                     It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on the Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent.  The Executive acknowledges and agrees that he shall be solely responsible for the payment of any tax, penalty or interest which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

9.1.2                     Any severance payable to the Executive pursuant to this Agreement shall be treated by the parties as exempt from Section 409A to the maximum extent permissible based on the short-term deferral exemption, the separation pay plan exemption and any other available exemption.  To the extent any payments to the Executive under this Agreement upon a termination of employment are deemed to be deferred compensation under Section 409A, all references to such termination of employment shall be deemed to be a reference to a “separation from service” as determined in accordance wi5th Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as the time of his “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to the Executive within six (6) months following  his separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code after taking into account all available exemptions from Section 409A, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following the Executive’s separation from service, or, if earlier, upon the Executive’s death.  Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

9.1.3                     The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax, penalty or interest on payments made to the Executive pursuant to this Agreement.

10.                               Assignability.  The Executive shall have no right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  The Bank may assign this Agreement to any Person that acquires the Bank or a substantial portion of the operating assets of the Bank.  Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context. For the avoidance of doubt, no such assignment by the Bank shall release the Bank from its obligations to the Executive hereunder unless specifically agreed in writing by the Executive.

11.                               Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in the Circuit Court of Fairfax County, Virginia, or in the United States District Court for the Eastern District of Virginia, Alexandria Division.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 12 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

12.                               Notices.  All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given  as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, or (c) when received by email at the email address set forth below, provided, however, that any notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written (nonautomatic) confirmation of receipt for such notice either by facsimile, email or by any other method permitted under this Section; or (d) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (e) when deposited with a national overnight delivery service, postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile or email shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day).  Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail.  Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Fairfax County, Virginia.  The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:                             Executive

Gilbert F. Kennedy, III

1801 Wildflower Court

Bel Air, Maryland 21015

Fax No.:

Email:

To:                             FVCbank

Attention: David W. Pijor

11325 Random Hills Road

Fairfax, VA  22030

Fax No.:

Email: dpijor@fvcbank.com

13.                               Entire Agreement.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of the Executive by the Bank, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

14.                               Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.                               Severability.  Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

16.                               Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

17.                               Gender and Number.  As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

18.                               Binding Effect.  This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and the Executive and his heirs, executors, administrators, and personal and legal representatives.

19.                               Termination of Colombo Agreement.  As of the Effective Date, the Colombo Agreement shall be terminated and of no further force or effect in return for the payment provided by Section 5.2(a) hereof and the effectiveness of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FVCBANK

By:	/s/ David W. Pijor
Name: David W. Pijor
Title: Chief Executive Officer

EXECUTIVE

/s/ Gilbert F. Kennedy, III
Gilbert F. Kennedy, III

Attachment A

Form of

General Release and Waiver of All Claims

Gilbert F. Kennedy, III (“you”) executes this General Release and Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 of your Employment Agreement dated May 3, 2018.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.                    RELEASE.

You hereby release and forever discharge FVCbank [modify to specifically include any Affiliates] and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents,  successors, predecessors, subsidiaries, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release, except as set forth in Section 3 below.

2.                    WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); and any other state, local and federal employment, human rights and civil rights laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release, except as set forth in section 3 below. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3.                    CLAIMS RESERVED.

Notwithstanding any provision of this General Release and Waiver of All Claims to the contrary, nothing contained herein shall be deemed to modify, waive, release, terminate or amend any of the following: (a) any right that you may possess under any tax-qualified retirement plan sponsored by any of the Bank Entities (or any of their predecessors or successors) that is or becomes vested or payable, (b) any right or payment arising under the terms of your Employment Agreement or any breach thereof, (c) any right to indemnification or contribution, whether arising under insurance, applicable law, the terms of the Agreement and Plan of Merger dated as of May 3, 2018 by and among the Company, the Bank and Colombo (the “Merger Agreement”), or the organizational documents of any of the Bank Entities (or any of their predecessors or successors), (d) any right to elect and receive continuation coverage under Section 4980B of the Code or similar benefit, (e)  any right that cannot be waived as a matter of law, and (f) any rights that you may have as a stockholder, depositor, borrower or customer of any of the Bank Entities (or any of their predecessors or successors).

4.                    NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

5.                    RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.3 of your Employment Agreement.

6.                    REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors (or in the event that you are the Chairman of the Board of Directors, the Chairman of the Compensation Committee or comparable committee of the Board of Directors) must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year set forth below opposite your signature.

Gilbert F. Kennedy, III	Date

FVCBANK

By:
Name:	Date
Title: